As filed with the Securities and Exchange Commission on Feburary 17, 2011

Registration No. 333-106043

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 3

To

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORM FACTOR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	13-3711155
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7005 Southfront Road
Livermore, California  94551

(Address of principal executive offices)

1996 Stock Option Plan

Incentive Option Plan

Management Incentive Option Plan

(Full title of the plan)

Richard DeLateur

7005 Southfront Road
Livermore, California  94551

(925) 290-4000
(Telephone number, including area code, of agent for service)

Copy to:

Alan Talkington, Esq.

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California  94105
(415) 773-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SHARES

FormFactor, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 3 to Form S-8 Registration Statement to deregister 363,697 shares of the Registrant’s common stock, par value $0.001 per share, previously registered for offer and sale under the Registrant’s 1996 Stock Option Plan, Incentive Option Plan and Management Incentive Option Plan (collectively, the “Prior Plans”).

On June 12, 2003, the Registrant filed a Form S-8 Registration Statement (Registration No. 333-106043) pursuant to which it registered an aggregate of 11,007,837 shares of common stock under its 2002 Equity Incentive Plan (the “2002 Plan”), the Prior Plans and other equity plans.  On February 27, 2009, the Registrant filed Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister 324,548 shares of common stock, previously registered for offer and sale under its 1995 Stock Plan and 1996 Stock Option Plan.  On February 24, 2010, the Registrant filed Post-Effective Amendment No. 2 to Form S-8 Registration Statement to deregister 208,217 shares of common stock previously registered for offer and sale under its 1996 Stock Option Plan and Incentive Option Plan.

The 2002 Plan, which became effective in connection with the Registrant’s initial public offering under the Securities Act of 1933, as amended, serves as the successor to the Registrant’s Prior Plans and other previously existing equity plans.  Following the 2002 Plan’s effectiveness, the Registrant has not granted any equity options under the Prior Plans; however, any issued equity options under these plans remained outstanding until the options were exercised or until the options expired, were canceled or terminated by their terms.  Under the 2002 Plan, any shares issued under the Prior Plans that are forfeited or repurchased by the Registrant or that are issuable upon exercise of equity options granted under the Prior Plans that expire or become unexercisable for any reason become available for grant under the 2002 Plan.  The deregistered shares represent shares subject to equity options granted under the Prior Plans that expired, were canceled or terminated without having been exercised (the “Carried Forward Shares”).

The Registrant is filing this Post-Effective Amendment No. 3 to deregister the Carried Forward Shares.  The Registrant is filing a separate Form S-8 Registration Statement to register the Carried Forward Shares for grant under the 2002 Plan.

Item 8.  Exhibits.

24.01       Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livermore, California, on this 17th day of February, 2011.

FORMFACTOR, INC.

By:	/s/ STUART L. MERKADEAU
Stuart L. Merkadeau
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Richard DeLateur and Stuart L. Merkadeau and each of them, his/her true and lawful attorneys-in-fact and agents with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to the Registration Statement amended by this Post-Effective Amendment, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes to the Registration Statement as such attorneys-in-fact and agents so acting deem appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act requisite and necessary to be done with respect to the Registration Statement, including amendments, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his/her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ THOMAS ST. DENNIS	Director and	February 17, 2011
Thomas St. Dennis	Chief Executive Officer
(Principal Executive Officer)

/s/ RICHARD DELATEUR	Senior Vice President and	February17, 2011
Richard DeLateur	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ G. CARL EVERETT, JR.	Director	February17, 2011
Carl Everett, Jr.

/s/ LOTHAR MAIER	Director	February17, 2011
Lothar Maier

/s/ JAMES A. PRESTRIDGE	Director	February17, 2011
James A. Prestridge

/s/ EDWARD ROGAS, JR.	Director	February17, 2011
Ed Rogas, Jr.

EXHIBIT INDEX

24.01       Power of Attorney (included on signature page).